Exhibit 4.4
FIRST AMENDMENT TO THE CREDIT AGREEMENT
          FIRST AMENDMENT, dated as of March 11, 2010 (this “Amendment”), to the CREDIT AGREEMENT (the “Credit Agreement”), dated as of November 10, 2009, among Colt Defense LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.
W I T N E S S E T H:
          WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;
          WHEREAS, the Borrower has requested an amendment to the Credit Agreement as set forth herein;
          WHEREAS, the Lenders and the Administrative Agent are willing to agree to such amendment to the Credit Agreement, subject to the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:
          1. Amendment to Section 7.1 (Financial Condition Covenants). Subsection 7.1(a) of the Credit Agreement is hereby amended by replacing such subsection in its entirety with the following:
     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on any day (i) from and including the Closing Date up to but not including December 31, 2010 to exceed 5.5 to 1.0 and (ii) from and including December 31, 2010 and thereafter to exceed 4.5 to 1.0.
          2. Effectiveness. This Amendment shall become effective on the date on which the Administrative Agent duly executes a counterpart of this Amendment and notifies the Borrower that it has received counterparts of this Amendment duly executed by the Company and the Required Lenders.
          3. Continuing Effect of the Credit Agreement. This Amendment shall not constitute an amendment of any other provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Lenders or the Administrative Agent. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.
          4. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts (including by email or telecopy), each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.
          5. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

COLT DEFENSE LLC
By:	/s/ Wm M. Keys
	Name:	Wm. M. Keys, LtGen, USMC (ret)
	Title:	President & CEO

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

MORGAN STANLEY BANK, N.A., as a Lender
By:	/s/ Melissa James
	Name:	Melissa James
	Title:	Authorized Signatory